                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549


                          ----------------------------


                                   FORM 8-K/A

                                 CURRENT REPORT



                    Pursuant to Section 13 or 15 (d) of the
                        Securities Exchange Act of 1934


Date of Report (date of earliest event reported):  December 30, 1998 (October 15, 1998)



                         HORIZON MEDICAL PRODUCTS, INC.
                         ------------------------------
             (Exact name of Registrant as specified in its charter)



   Georgia                           000-24025               58-1882343
-------------------------------------------------------------------------------

(State or other jurisdiction        (Commission              (IRS Employer
    of incorporation)               File Number)           Identification No.)



   One Horizon Way, Post Office Box 627, Manchester, Georgia       31816
-------------------------------------------------------------------------------

           (Address of principal executive offices)              (Zip Code)



                                 706-846-3126
-------------------------------------------------------------------------------

              (Registrant's telephone number, including area code)



                                 Not applicable
-------------------------------------------------------------------------------
             (Former name or address, if changed since last report)

This amendment to the report on Form 8-K of Horizon Medical Products, Inc., dated October 30, 1998, is being filed to provide the information required by
Item 7 of Form 8-K (Financial Statements and Pro Forma Financial Information) which was omitted from the Form 8-K as filed with the Securities and Exchange Commission on October 30, 1998 in accordance with Item 7(a)(4).

ITEM 2. ACQUISITION OR DISPOSITION OF ASSETS

     Effective October 15, 1998, Horizon Medical Products, Inc. ("Horizon") consummated the acquisition (the "Acquisition") of the outstanding stock of Stepic Corporation ("Stepic") pursuant to the terms of the Stock Purchase Agreement, dated October 15, 1998, by and among Horizon, Steven Picheny, Howard Fuchs, Christine Selby, and Stepic. The following summary of the transaction is qualified in its entirety by the more detailed information contained in the copy of the Stock Purchase Agreement included as Exhibit 2 to this Current Report.

     Pursuant to the Stock Purchase Agreement, Horizon acquired the assets and liabilities of Stepic. The assets acquired consisted primarily of accounts receivable and inventory, which were used by Stepic relating to the distribution of medical products. Horizon intends to use the acquired assets in a similar manner. As consideration for the Acquisition, Stepic received $8.0 million in cash at the closing date and has the opportunity to earn up to an additional $12.0 million under the terms of the Stock Purchase Agreement, upon the successful achievement of future earnings targets by Stepic. Horizon funded the Acquisition from its line of credit with NationsCredit Commercial Corporation. The purchase price was determined through arm's-length negotiations between the management of Stepic and the management of Horizon and was approved by the owners of Stepic and the Board of Directors of Horizon. Stepic was a significant distributor of Horizon products prior to the acquisition. In partial response to this item, Horizon's press release dated October 19, 1998 is incorporated herein by reference.

ITEM 7. FINANCIAL STATEMENTS AND EXHIBITS

(a)     Financial statements.

        See index on page 4. The audited balance sheet of Stepic Corporation as of December 31, 1997 and the accompanying statements of operations and retained earnings and cash flows for the year then ended have been included to comply with Rule 3-05 of Regulation S-X.

(b)     Pro forma financial information.

        See index on page 4.

     (c) Exhibits.

         *2. Stock Purchase Agreement, by and among Horizon Medical Products, Inc., Steven Picheny, Howard Fuchs, Christine Selby and Stepic Corporation, effective October 15, 1998. Pursuant to Item 601(b) of Regulation S-K, the Company has omitted certain Schedules and Exhibits to the Stock Purchase Agreement (all of which are listed therein) from this Exhibit 2. The Company hereby agrees to furnish supplementally a copy of such omitted items to the Securities and Exchange Commission upon its request.

         *99. Press release dated October 19, 1998.

     *Previously filed in the Form 8-K dated October 30, 1998.

                         INDEX TO FINANCIAL STATEMENTS


STEPIC CORPORATION

Independent Auditor's Report                                                               5

Balance Sheets as of December 31, 1997 and September 30, 1998 (unaudited)                  6

Statement of Operations and Retained Earnings for the year ended
    December 31, 1997, and Statements of Operations for the nine months
    ended September 30, 1997 and 1998 (unaudited)                                          7

Statements of Cash Flows for the year ended December 31, 1997 and
    the nine months ended September 30, 1997 and 1998 (unaudited)                          8

Notes to Financial Statements                                                              9-12


HORIZON MEDICAL PRODUCTS, INC.
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL
    STATEMENTS
Introduction to Unaudited Pro Forma Condensed Consolidated Financial
     Statements                                                                            13

Unaudited Pro Forma Condensed Consolidated Statements of Operations for the year
     ended December 31, 1997 and for the nine months ended September 30, 1998              14-15

Unaudited Pro Forma Condensed Consolidated Balance Sheet as of September 30, 1998          16

Notes to the Unaudited Pro Forma Condensed Consolidated Financial Statements               17-20

                          Independent Auditor's Report



To the Stockholder of
Stepic Corporation
Long Island City, New York


We have audited the accompanying balance sheet of Stepic Corporation (A New York S Corporation) as of December 31, 1997 and the related statements of operations and retained earnings and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Stepic Corporation as of December 31, 1997, and the results of its operations and its cash flows for the year then ended in conformity with generally accepted accounting principles.





/s/ Chassin Levine Rosen & Company, LLP
Great Neck, New York
February 13, 1998

                               STEPIC CORPORATION
                                 BALANCE SHEETS




                                                                               December 31,   September 30,
                                                                                  1997            1998
                                                                                  ----            ----
                                                                                               (unaudited)

                                    ASSETS
Current assets
    Cash (Note 8)                                                              $   362,220    $ 1,036,417
    Accounts receivable (Note 4)                                                 8,386,060      8,851,376
    Inventory (Note 4)                                                           6,251,662      6,930,119
    Other receivables (Note 5)                                                     994,325        813,135
    Prepaid expenses                                                                78,258         56,343
                                                                               -----------    -----------
         Total current assets                                                   16,072,525     17,687,390
                                                                               -----------    -----------

Property, plant and equipment
    Leasehold improvements                                                         295,272        298,357
    Equipment, furniture and fixtures                                              559,680        566,720
                                                                               -----------    -----------
                                                                                   854,952        865,077
    Less:  accumulated depreciation                                                581,786        644,349
                                                                               -----------    -----------
         Net                                                                       273,166        220,728
                                                                               -----------    -----------

Other assets
    Distribution rights, net of amortization (Note 3)                              430,950        364,650
    Other receivables (Note 5)                                                     299,286
    Security deposits                                                                4,000          4,000
                                                                               -----------    -----------
         Total other assets                                                        734,236        368,650
                                                                               -----------    -----------

         Total assets                                                          $17,079,927    $18,276,768
                                                                               ===========    ===========

                LIABILITIES AND STOCKHOLDER'S EQUITY
Current liabilities
    Note payable - bank (Note 4)                                               $ 8,750,000    $ 6,670,000
    Accounts payable - trade                                                     3,881,588      6,419,431
    Accrued expenses                                                               574,441        551,645
    Other liabilities (Notes 3 and 5)                                              337,000        220,184
                                                                               -----------    -----------
         Total current liabilities                                              13,543,029     13,861,260
                                                                               -----------    -----------

Commitments and Contingency (Notes 5, 6 and 7)

Stockholder's equity
    Common stock, no par value
         Authorized 100 shares, issued and outstanding
                1 share stated at                                                   20,000         20,000
    Retained earnings                                                            3,516,898      4,395,508
                                                                               -----------    -----------
         Total stockholder's equity                                              3,536,898      4,415,508
                                                                               -----------    -----------

         Total liabilities and stockholder's equity                            $17,079,927    $18,276,768
                                                                               ===========    ===========


            The accompanying notes and independent auditor's report should be read in conjunction with the financial statements

                               STEPIC CORPORATION
                 STATEMENTS OF OPERATIONS AND RETAINED EARNINGS


                                                       For the year ended        For the nine months ended
                                                          December 31,                 September 30,
                                                          ------------           -------------------------
                                                             1997                 1997               1998
                                                                               (unaudited)        (unaudited)

Net sales (Note 1)                                         $38,752,168         $29,066,815        $31,373,736

Cost of sales                                               29,778,644          22,336,049         23,493,232
                                                           -----------         -----------        -----------

Gross profit                                                 8,973,524           6,730,766          7,880,504
                                                           -----------         -----------        -----------

Operating expenses
    Selling                                                  3,598,454           2,559,524          2,563,277
    Warehouse                                                  374,960             276,723            276,454
    General and administrative (Notes 5 and 6)               3,020,273           2,079,015          2,148,715
                                                           -----------         -----------        -----------

         Total operating expenses                            6,993,687           4,915,262          4,988,446
                                                           -----------         -----------        -----------

Operating income                                             1,979,837           1,815,504          2,892,058
                                                           -----------         -----------        -----------

Other income (expense)
    Commission income                                          145,687             122,064             88,256
    Other income (Note 5)                                       25,241              12,099              7,617
    Interest expense - bank (Note 4)                          (523,039)           (362,123)          (423,811)
                                                           -----------         -----------        -----------
         Total other expense                                  (352,111)           (227,960)          (327,938)
                                                           -----------         -----------        -----------

Income before depreciation and amortization
    and provision for state and local income taxes           1,627,726           1,587,544          2,564,120
Depreciation and amortization                                   93,784              45,000            128,863
                                                           -----------         -----------        -----------

Income before provision for state and local
    income taxes                                             1,533,942           1,542,544          2,435,257
Provision for state and local income taxes                     158,733             122,314            125,165
                                                           -----------         -----------        -----------

Net income                                                   1,375,209         $ 1,420,230        $ 2,310,092
                                                                               ===========        ===========

Retained earnings, January 1, 1997                           3,624,250
Less: prior and current years' net income
            distributed to stockholder                      (1,482,561)
                                                            ----------
Retained earnings, December 31, 1997                       $ 3,516,898
                                                           ===========


            The accompanying notes and independent auditor's report should be read in conjunction with the financial statements

                               STEPIC CORPORATION
                            STATEMENTS OF CASH FLOWS


                                                               For the year
                                                                  ended        For the nine months ended
                                                               December 31,         September 30,
                                                               ------------         -------------
                                                                   1997           1997            1998
                                                                   ----           ----            ----
                                                                                (unaudited)    (unaudited)

Cash flows from operating activities
    Net income                                                  $ 1,375,209    $ 1,420,230    $ 2,310,092
    Adjustments to reconcile net income to net cash
         (used in) provided by operating activities:
             Depreciation and amortization                           93,784         45,000        128,863
             Accounts receivable                                    (69,734)       215,156       (465,316)
             Inventory                                           (1,648,696)    (1,506,555)      (678,457)
             Other receivables                                     (524,387)      (597,965)       181,190
             Prepaid expenses                                        13,070         13,761         21,915
             Accounts payable - trade                              (843,525)     1,402,624      2,537,843
             Accrued expenses                                        26,078        (52,679)       (22,796)
             Other liabilities                                      337,000        (30,008)      (116,816)
                                                                -----------    -----------    -----------
             Net cash (used in) provided by
                 operating activities                            (1,241,201)       909,564      3,896,518
                                                                -----------    -----------    -----------

Cash flows used in investing activities
    Acquisition of equipment, furniture and fixtures                (58,452)       (54,712)       (10,125)
    Purchase of distribution rights                                (442,000)
                                                                -----------    -----------    -----------

             Net cash used in investing activities                 (500,452)       (54,712)       (10,125)
                                                                -----------    -----------    -----------

Cash flows provided by (used in) financing activities
    Repayment of note payable - bank                             (5,500,000)    (5,500,000)    (8,750,000)
    Increase in note payable - bank                               8,750,000      5,930,000      6,670,000
    Decrease in other receivables                                     1,239        300,525        299,286
    Prior and current years' net income distributed to
         stockholder                                             (1,482,561)    (1,459,917)    (1,431,482)
                                                                -----------    -----------    -----------

             Net cash provided by (used in)
               financing activities                               1,768,678       (729,392)    (3,212,196)
                                                                -----------    -----------    -----------

Net increase in cash                                                 27,025        125,460        674,197

Cash - beginning of period                                          335,195        335,195        362,220
                                                                -----------    -----------    -----------

Cash - end of period                                            $   362,220    $   460,655    $ 1,036,417
                                                                ===========    ===========    ===========

Supplemental disclosures of cash flow information:
    Cash paid during the year for interest                      $   525,216
                                                                ===========

    Cash paid during the year for income taxes                  $   191,327
                                                                ===========


            The accompanying notes and independent auditor's report should be read in conjunction with the financial statements.

                               STEPIC CORPORATION
                          NOTES TO FINANCIAL STATEMENTS
                                DECEMBER 31, 1997


NOTE 1 - NATURE OF OPERATIONS

              Stepic Corporation is a sales, marketing and distribution organization for specialty medical products which are used primarily by health care institutions in the areas of anesthesiology, critical care, respiratory therapy, oncology, operating and emergency rooms, blood banks and infection control predominately in the northeastern section of the United States.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

         ACCOUNTS RECEIVABLE

              Accounts receivable are written off when deemed by management to be uncollectible.

         INVENTORY VALUATION

              Inventories are valued at the lower of cost or market, with cost determined on a first-in, first-out basis.

         PROPERTY, PLANT AND EQUIPMENT

              Depreciation is provided for in amounts sufficient to relate the cost of depreciable assets to operations over their estimated useful lives, principally on a straight-line basis.

              Maintenance and repairs are charged to expense as incurred, except that expenditures which increase the useful lives of the assets are capitalized. When properties are replaced, retired or otherwise disposed of, the cost of such properties and the accumulated depreciation thereon is deducted from the respective accounts and the related gain or loss, if any, is reflected in operations.

              The estimated lives of the principal classes of assets are as follows:

              Leasehold improvements                          5 to 10 years
              Equipment, furniture and fixtures               5 to 7 years

         DISTRIBUTION RIGHTS

              Amortization is provided for over a period of five years (Note 3).

         401(K) EMPLOYEE SAVINGS PLAN

              On January 2, 1992, the Company established a 401(K) Savings Plan for its employees. While contributions to the plan result from employee payroll deductions, the Company may, from time to time, elect to make contributions into the plan in addition to the aforementioned payroll deductions. For the year 1997, the Company has elected not to make any contributions to the Plan.

                               STEPIC CORPORATION
                          NOTES TO FINANCIAL STATEMENTS
                                DECEMBER 31, 1997

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

         S CORPORATION - INCOME TAX STATUS

              The Company, as of September 1, 1990, with the consent of its stockholder, has elected to be treated as an S Corporation for Federal and New York State income tax purposes. In lieu of corporate income taxes, the stockholders of an S corporation are taxed on their proportionate share of the Company's taxable income. No provision or liability for Federal income taxes has been included in the financial statements. However, New York State imposes a tax rate of approximately 1.125% on New York S Corporations which has been provided for in the financial statements. The Company has also provided for local corporate income taxes.

         USE OF ESTIMATES

              The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect certain reported amounts and disclosures. Accordingly, actual results could differ from those estimates.

         UNAUDITED INTERIM FINANCIAL INFORMATION

              The accompanying financial statements as of September 30, 1998, and for the nine month periods ended September 30, 1998 and 1997, are unaudited. In the opinion of management, these financial statements include all adjustments, consisting of only normal recurring adjustments, necessary for a fair presentation of the financial position of the Company and the results of its operations. The results of operations for the interim periods are not necessarily indicative of the results of the full year.

NOTE 3 - DISTRIBUTION RIGHTS

              On November 17, 1997, the Company acquired the distribution rights to be the exclusive distributor of certain products in New England, as defined. The agreement, containing certain non-compete covenants for the seller for up to three years, requires a purchase price equal to two (2) times the gross margin earned by the Company on sales of those certain products to currently existing customers during a six month period ending May 15, 1998. The Company has estimated the total purchase price to be approximately $442,000 and paid $225,000 in connection therewith. The balance of the purchase price, estimated at $217,000 and due November 15, 1998, has been included in the accompanying financial statements.

NOTE 4 - NOTE PAYABLE - BANK

              During 1995, the Company entered into a banking facility which provides for a $9,000,000 revolving line of credit evidenced by a secured promissory note and loan agreement dated August 24, 1995 and maturing June 30, 1998. The revolving line of credit is secured by accounts receivable and inventory with permitted borrowings to be the lesser of the credit line or a percentage of eligible accounts receivable and inventory, as defined. The agreement provided that borrowings bear interest at the bank's prime rate plus one quarter percent or at the bank's match funded rate, as defined. Effective March 7, 1996, the bank reduced the interest rate charged to the Company to the prime rate. The unused portion of the available credit line, as defined, requires a commitment fee of one quarter percent per annum. Additionally, the Company is required to meet certain covenants as defined in the agreement which were complied with. At December 31, 1997, the outstanding loan balance was $8,750,000 bearing interest at 8.5% per annum.

              Interest expense and commitment fees relating to bank debt were $523,039 for the year ended December 31, 1997.

                               STEPIC CORPORATION
                         NOTES TO FINANCIAL STATEMENTS
                               DECEMBER 31, 1997


NOTE 5 - RELATED PARTY TRANSACTIONS

              The Company was obligated under a noncancellable real estate operating lease for its office and warehouse. The facility was leased from its sole stockholder, who in turn leased it from the New York City Industrial Development Agency (IDA). The lease, due to expire on November 2, 2006, was terminated on November 1, 1996, and the property was turned over to the sole stockholder. Terms of the original lease required the Company to pay all utilities, repairs and maintenance, and maintain fire and liability insurance coverage for the property. The Company now leases its facilities on a month to month basis from its sole stockholder requiring annual rent, which for 1997 was $330,500, which management estimates is current market value. Additionally, the Company pays all utilities, repairs and maintenance, and maintains fire and liability coverage for the property and, effective January 1, 1997, is responsible for the payment of real estate taxes.

              The Company at December 31, 1997 has two mortgage receivables secured by properties with balances due totaling $305,022 for loans made to related parties of the sole stockholder. One note with a balance of $145,022, requires monthly payments of principal and interest at 8% per annum beginning February 1, 1997 and maturing January 1, 2009. The second note in the amount of $160,000, requires monthly payments of interest only at 8.5% per annum until April 26, 2001, when the entire principal balance is due. At December 31, 1997, the above amounts have been included in other receivables and $22,576 of interest income received is included in other income in the accompanying financial statements.

              Total principal payments to be received in the next four years and thereafter are as follows:

                               1998                    $   8,214
                               1999                        8,896
                               2000                        9,635
                               2001                      170,434
                               Thereafter                107,843
                                                        --------
                                                        $305,022
                                                        ========

              The Company, at December 31, 1997, had a loan due its sole stockholder, bearing interest at the prime rate, of $120,000 which is included in other liabilities in the accompanying financial statements.

                               STEPIC CORPORATION
                         NOTES TO FINANCIAL STATEMENTS
                               DECEMBER 31, 1997


NOTE 6 - OPERATING LEASES

              The Company leases office equipment under noncancellable operating leases having remaining terms in excess of one year. The following are the aggregate minimum future lease payments under operating leases:

                               1998                    $ 49,505
                               1999                      46,257
                               2000                      15,650
                                                       --------
                                                       $111,412
                                                       ========


NOTE 7 - CONTINGENCY

              The Company is contingently liable as guarantor of a loan made by its bank to its sole stockholder in January, 1997 in the amount of $1,000,000. The loan requires principal repayment in sixty monthly installments beginning February, 1997 with interest at the bank's prime rate, with a final installment due in January, 2002. The principal balance of $853,337 at December 31, 1997 is due as follows:

                               1998                    $178,333
                               1999                     189,163
                               2000                     208,333
                               2001                     255,826
                               2002                      21,682
                                                       --------
                                                       $853,337
                                                       ========


NOTE 8 - CONCENTRATIONS

         CREDIT RISK

              At December 31, 1997, the Company had demand deposits with a major financial institution in excess of the federally insured limit of $100,000. The possibility of loss exists if a bank holding excess deposits were to fail.

         SUPPLIERS

              The Company has exclusive distribution arrangements with most all of the manufacturers it represents. During 1997, the Company's sales were comprised predominately of products supplied by the eight largest manufacturers represented by the Company.

                         HORIZON MEDICAL PRODUCTS, INC.
         UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS


INTRODUCTION


     The accompanying Unaudited Pro Forma Condensed Consolidated Financial Statements reflect the consolidated financial position of Horizon Medical Products, Inc. and subsidiaries (the "Company") as of September 30, 1998 and the consolidated results of its operations for the year ended December 31, 1997, and the nine months ended September 30, 1998. The Unaudited Pro Forma Condensed Consolidated Financial Statements as of September 30, 1998 and for the nine months then ended give pro forma effect for the fiscal 1998 (i) purchase of the outstanding stock of Stepic Corporation (the "Stepic Acquisition"), (ii) purchase of certain assets used in the manufacture and sale of medical devices by Ideas for Medicine, Inc. (the "IFM Acquisition"), (iii) purchase of certain assets used in the distribution and sale of medical devices by Columbia Vital Systems, Inc. (the "CVS Acquisition"), and (iv) purchase of the human product line of Norfolk Medical Products, Inc. (the "Norfolk Acquisition") (collectively referred to herein as the "1998 Acquisitions") as well as (v) the initial public offering of Common Stock by the Company (the "Offering") and the application of the net proceeds thereof: (a) as if the transactions occurred January 1, 1998 with respect to statement of operations data and (b) as of September 30, 1998 with respect to balance sheet data. The Unaudited Pro Forma Condensed Consolidated Financial Statements for the year ended December 31, 1997 give pro forma effect for the (i) 1998 Acquisitions, (ii) the purchase of the port business of Strato/Infusaid, Inc. (the "Strato Acquisition"), and (iii) the Offering as though they occurred January 1, 1997. The Unaudited Pro Forma Condensed Consolidated Financial Statements are qualified in their entirety by, and should be read in conjunction with, "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the respective historical financial statements of the Company and Strato/Infusaid, Inc. and related notes thereto included in the Company's Registration Statement on Form S-1 (Registration No. 333-46349), the historical financial statements of the Company included in its quarterly report on Form 10-Q for the nine months ended September 30, 1998, and the historical results of Stepic Corporation included elsewhere in this Form 8-K/A. The Unaudited pro forma information does not purport to be indicative of the Company's actual financial position or of the actual results that would have been achieved by the Company had the 1998 Acquisitions, the Strato Acquisition, and the Offering actually been completed as of the dates indicated in the accompanying notes thereto, nor which may be achieved in the future.

HORIZON MEDICAL PRODUCTS, INC.
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS for the year ended December 31, 1997
(In Thousands, Except Share and Per Share Data)

                                                                     Strato       Norfolk         CVS         IFM
                                                                January 1, 1997   Acquired     Acquired      Acquired
                                                                    Through       Product       Product      Product
                                                      Horizon   July 15,1997(a)   Line(b)       Line(c)      Line(d)
                                                      -------   ---------------   -------       -------      -------
Net sales                                            $   15,798       $7,020       $2,532      $ 15,238       $5,555
Cost of goods sold                                        6,273        2,687        1,415        10,713        2,572
                                                     ----------       ------       ------      --------       ------
Gross profit                                              9,525        4,333        1,117         4,525        2,983
Selling, general and administrative expenses              6,476        2,927          380         4,200        2,111
                                                     ----------       ------       ------      --------       ------
     Operating income (loss)                              3,049        1,406          737           325          872
Interest income (expense)                                (3,971)          --           --            16           --
Non-recurring accretion of value of put warrant
     repurchase obligation                               (8,000)          --           --            --           --
Other income                                                 70           --           --            32           --
                                                     ----------       ------       ------      --------       ------
Income (loss) before income taxes                        (8,852)       1,406          737           373          872
Income tax benefit (expense)                               (320)        (622)          --           (35)          --
                                                     ----------       ------       ------      --------       ------
Net income (loss)                                    $   (9,172)      $  784       $  737      $    338       $  872
                                                     ==========       ======       ======      ========       ======
Earnings (loss) per share - basic and diluted        $    (0.97)
                                                     ==========
Weighted average number of common shares
     outstanding - basic and diluted                  9,419,458
                                                     ==========


                                                                                                                      Pro Forma
                                                                   Pro Forma                           Offering           As
                                                    Stepic (e)    Adjustments           Pro Forma     Adjustments     Adjusted
                                                    ----------    -----------           ---------     -----------     --------
Net sales                                             38,752      (1,024) (f)          $    83,871                  $    83,871
Cost of goods sold                                    29,778      (1,094) (g),(h)           52,344                       52,344
                                                    --------     -------               -----------     -------      -----------
Gross profit                                           8,974          70                    31,527                       31,527
Selling, general and administrative expenses           7,088         938 (i),(j),(k)        24,120          90 (o)       24,210
                                                    --------     -------               -----------     -------      -----------
     Operating income (loss)                           1,886        (868)                    7,407         (90)           7,317
Interest income (expense)                               (523)     (6,714)(l)               (11,192)      6,931 (p)       (4,261)
Non-recurring accretion of value of put warrant
     repurchase obligation                                --       8,000 (m)                    --                           --
Other income                                             171          --                       273          --              273
                                                    --------     -------               -----------     -------      -----------
Income (loss) before income taxes                      1,534         418                    (3,512)      6,841            3,329
Income tax benefit (expense)                            (159)       1424 (n)                   288      (1,775) (n)      (1,487)
                                                    --------     -------               -----------     -------      -----------
Net income (loss)                                   $  1,375     $ 1,842               $    (3,224)    $ 5,066      $     1,842
                                                    ========     =======               ===========     =======      ===========

Earnings (loss) per share - basic and diluted                                          $     (0.34)(q)              $       .14 (q)
                                                                                       ===========                  ===========
Weighted average number of common shares
     outstanding - basic and diluted                                                     9,419,458 (r)               12,800,000 (r)
                                                                                       ===========                  ===========


         The accompanying notes are an integral part of these pro forma condensed consolidated financial statements.

HORIZON MEDICAL PRODUCTS, INC.
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS for the nine months ended September 30, 1998
(In Thousands, Except Share and Per Share Data)

                                                                     Norfolk       CVS          IFM
                                                                    Acquired     Acquired     Acquired
                                                                    Product      Product      Product
                                                     Horizon        Line (a)     Line (b)     Line (c)     Stepic (d)
                                                     -------        --------     --------     --------     ----------
Net sales                                          $    21,631       $1,265       $8,433       $3,863        31,373
Cost of goods sold                                       8,518          547        5,465        1,873        23,493
                                                   -----------       ------       ------       ------      --------
Gross profit                                            13,113          718        2,968        1,990         7,880
Selling, general, and administrative expenses            8,645          389        2,175        1,588         5,117
                                                   -----------       ------       ------       ------      --------
     Operating income (loss)                             4,468          329          793          402         2,763
Interest income (expense)                               (2,271)          (3)         (21)          --          (424)
Other income                                                33           --           17           --            96
                                                   -----------       ------       ------       ------      --------
Income (loss) before extraordinary item and
     income taxes                                        2,230          326          789          402         2,435
Income tax benefit (expense)                            (1,467)        (131)          --           --          (125)
                                                   -----------       ------       ------       ------      --------
Income (loss) before extraordinary item                    763          195          789          402         2,310
Extraordinary item                                       1,017           --           --           --            --
                                                   -----------       ------       ------       ------      --------
Net income (loss)                                  $     1,780       $  195       $  789       $  402      $  2,310
                                                   ===========       ======       ======       ======      ========

Earnings per share - basic and diluted             $      0.15
                                                   ===========
Weighted average number of common shares
     outstanding - basic                            11,789,682
                                                   ===========
Weighted average number of common shares
     outstanding - diluted                          12,089,893
                                                   ===========



                                                  Pro Forma                             Offering          Pro Forma As
                                                 Adjustments             Pro Forma     Adjustments           Adjusted
                                                 -----------             ---------     -----------           --------
Net sales                                          (1,580) (e)         $    64,985                         $    64,985
Cost of goods sold                                 (1,021) (f),(g)          38,875                              38,875
                                                 --------              -----------                         -----------
Gross profit                                         (559)                  26,110                              26,110
Selling, general, and administrative expenses       1,272 (h),(i)           19,186            15 (l)            19,201
                                                 --------              -----------      --------           -----------
     Operating income                              (1,831)                   6,924           (15)                6,909
Interest income (expense)                          (2,695)(j)               (5,414)        2,170 (m)            (3,244)
Other income                                                                   146                                 146
                                                 --------              -----------      --------           -----------
Income (loss) before extraordinary item and
     income taxes                                  (4,526)                   1,656         2,155                 3,811
Income tax benefit (expense)                          480 (k)               (1,243)         (449)(k)            (1,692)
                                                 --------              -----------      --------           -----------
Income (loss) before extraordinary item            (4,046)                     413         1,706                 2,119
Extraordinary item                                                           1,017        (1,017)(n)                --
                                                 --------              -----------      --------           -----------
Net income (loss)                                $ (4,046)             $     1,430      $    689           $     2,119
                                                 ========              ===========      ========           ===========

Earnings per share - basic and diluted                                 $      0.12 (o)                     $      0.16 (o)
                                                                       ===========                         ===========
Weighted average number of common shares
     outstanding - basic                                                11,789,682 (p)                      13,400,000 (p)
                                                                       ===========                         ===========
Weighted average number of common shares
     outstanding - diluted                                              12,089,893 (p)                      13,400,000 (p)
                                                                       ===========                         ===========


         The accompanying notes are an integral part of these pro forma condensed consolidated financial statements.

HORIZON MEDICAL PRODUCTS, INC.
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
September 30, 1998
(In Thousands)

                                                                                        PRO FORMA
                                                          HORIZON       STEPIC(a)      ADJUSTMENTS    PRO FORMA
                                                          -------       ---------      -----------    ---------
                    ASSETS
Current assets
    Cash and cash equivalents                            $    787       $  1,037       $   (758)(b)   $  1,066
    Accounts receivable  - trade, net                       7,918          8,851                        16,769
    Inventories                                            10,886          6,930                        17,816
    Prepaid expenses and other current assets                 344            869          1,354 (c)      2,567
    Deferred taxes                                            569                                          569
                                                         --------       --------       --------       --------
         Total current assets                              20,504         17,687            596         38,787

Property and equipment, net                                 3,929            221              8 (b)      4,158
Intangible assets, net                                     40,793            365         12,163 (b)     53,321
Deferred taxes                                                255                                          255
Other assets                                                  487              4                           491
                                                         --------       --------       --------       --------

         Total assets                                    $ 65,968       $ 18,277       $ 12,767       $ 97,012
                                                         ========       ========       ========       ========

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities
    Note payable to bank                                                $  6,670        $15,829 (b)   $ 22,499
    Accounts payable - trade                             $  2,819          6,419                         9,238
    Accrued liabilities                                     1,069            772            289 (c)      2,130
    Income taxes payable                                    1,236                                        1,236
    Current portion of long-term debt                         398                                          398
                                                         --------       --------       --------       --------
         Total current liabilities                          5,522         13,861         16,118         35,501

Long-term debt, net of current portion                     19,050                                       19,050
Other liabilities                                             168                         1,065 (c)      1,233
                                                         --------       --------       --------       --------

                                                           24,740         13,861         17,183         55,784
                                                         --------       --------       --------       --------

Stockholders' equity
    Preferred stock
    Common stock                                               13             20       $    (20)(b)         13
    Additional paid-in capital                             51,865                                       51,865
    Stockholders' notes receivable                           (398)                                        (398)
    Retained earnings/accumulated deficit                 (10,252)         4,396         (4,396)(b)    (10,252)
                                                         --------       --------       --------       --------

         Total stockholders' equity                        41,228          4,416         (4,416)        41,228
                                                         --------       --------       --------       --------

         Total liabilities and stockholders' equity      $ 65,968       $ 18,277       $ 12,767       $ 97,012
                                                         ========       ========       ========       ========



             The accompanying notes and independent auditor's report should be read in conjunction with the financial statements

HORIZON MEDICAL PRODUCTS, INC.

NOTES TO THE UNAUDITED PRO FORMA CONDENSED
     CONSOLIDATED FINANCIAL STATEMENTS
(In Thousands, Except Share Data)


          The unaudited pro forma condensed consolidated statement of operations for the year ended December 31, 1997 reflects the consolidated results of operations of the Company after giving effect for the (i) 1998 Acquisitions,
(ii) Strato Acquisition and (iii) Offering as though they occurred January 1, 1997. The unaudited pro forma condensed consolidated statement of operations for the nine months ended September 30, 1998 reflects the results of the Company's operations after giving pro forma effect for the (i) 1998 Acquisitions and (ii) Offering as though they occurred January 1, 1998. The unaudited condensed consolidated balance sheet gives effect to the consolidated financial position of the Company as of September 30, 1998 as if all of the 1998 Acquisitions occurred at September 30, 1998.

     PRO FORMA ADJUSTMENTS FOR THE UNAUDITED PROFORMA CONDENSED
CONSOLIDATED STATEMENT OF OPERATIONS FOR THE YEAR ENDED DECEMBER 31, 1997 ARE AS FOLLOWS:

a) Represents the historical operating results of the port business of Strato for the period January 1, 1997 through the acquisition date of July 15, 1997. The pump business of Strato, which was sold immediately after the acquisition, is excluded. The pump business had net sales, gross profit, selling, general and administrative expenses, and loss before income tax for the period of $2,355, $587, $7,478 and $6,891, respectively.

b) Represents the historical revenues, costs of sales, and allocated selling expenses that relate directly to the human product line of Norfolk for the year ended December 31, 1997.

c) Represents the historical revenues, costs of sales, and allocated selling, general and administrative expenses that relate directly to the CVS acquired product line for the year ended December 31, 1997.

d) Represents the historical revenues, costs of sales, and allocated selling, general and administrative expenses that relate directly to the IFM acquired product line for the year ended December 31, 1997.

e) Represents the historical results of operations of Stepic for the year ended December 31, 1997.

f) Reflects a reduction in net sales for intercompany sales by Horizon to Stepic during the year ended December 31, 1997.

g) Cost of goods sold has been reduced to eliminate Strato overhead cost allocations which have not been incurred on an ongoing basis ($300) partially offset by the increase in depreciation expense ($14) due to the allocation of a portion of the excess purchase price of the human business of Norfolk over the fair value of the net assets acquired to machinery and equipment depreciated over an estimated useful life of approximately 7 years.

h) Reflects a reduction in cost of goods sold of $808 for intercompany sales by Horizon to Stepic during the year ended December 31, 1997.

i) Reflects the increase in selling, general and administrative expenses due to the following: (i) amortization ($124) of the cost over fair value of net assets acquired of Strato over a period of 30 years, (ii) amortization ($475) of the fair value assigned to patents and non-compete agreements of $6,583 and $250, respectively, obtained in the Norfolk Acquisition over the useful lives of approximately 15 years and 7 years, respectively, (iii) amortization ($60) of the cost over fair value of net assets acquired of Norfolk of $1,797 over a period of 30 years, (iv) amortization ($88) of the cost over fair value of net assets acquired of CVS of $2,628 over a period of 30 years, (v) amortization ($490) of the cost over fair value of net assets acquired of IFM of $14,700 over a period of 30 years, and (vi) amortization ($405) of the cost over fair value of net assets acquired of Stepic of $12,163 over a period of 30 years.

j) Selling, general and administrative expenses have been reduced to eliminate salaries and related benefits from sales personnel ($1,100) and administrative personnel ($406) not retained following the acquisition of Strato.

k) Reflects an estimate of the historical selling, general and administrative expenses related to the human product line of Norfolk ($802), in addition to the product line's identified costs and expenses.

l) Reflects the net increase in interest expense of $6,714 resulting from additional debt of $23,500 with variable interest rates of 9.8% on $21,500 during the period and 10.8% on $2,000 during the period to fund the Strato Acquisition and amortization of the related debt issue costs; and additional debt of $9,300, $4,000, $15,000 and $25,200 to fund the Norfolk Acquisition, the CVS Acquisition, the IFM Acquisition, and the Stepic Acquisition, respectively, calculated at the Company's rate of interest in effect at December 31, 1997 of 9.8%.

m) Reflects the removal of the non-recurring accretion of the value of the put warrant repurchase obligation associated with the Company's credit facility ($8,000). See Notes 6 and 8 of the Consolidated Financial Statements of the Company included in its Registration Statement on Form S-1 (Registration no. 333-46349).

n) Reflects applicable income tax effects of adjustments as well as an adjustment to treat Stepic as a C corporation for income tax purposes.

o) The Chief Executive Officer and the President of the Company did not begin to receive compensation until after completion of the Offering. This reflects the increase in expected compensation over amounts recorded in the historical financial statements associated with contributed services.

p) Reflects the reduction of interest expense ($6,931) resulting from the application of the net proceeds of the Offering to repay debt of the Company.

q) Earnings (loss) per common share is calculated by dividing pro forma and as adjusted net income (loss) by the weighted average number of common shares outstanding. Such pro forma and as adjusted net income
         (loss) reflect the impact of the adjustments above.

r) Weighted average number of common shares outstanding is calculated based upon the relevant weighted average shares outstanding assuming anti-dilution features which exist and assuming an offering of $3,120,950 shares by the Company as of January 1, 1997 for As Adjusted.

    PRO FORMA ADJUSTMENTS FOR THE UNAUDITED PRO FORMA CONDENSED
CONSOLIDATED STATEMENT OF OPERATIONS FOR THE NINE MONTHS ENDED
SEPTEMBER 30, 1998 ARE AS FOLLOWS:

a) Represents the historical operating results of the human product line of Norfolk for the five months, prior to acquisition, ended May 31, 1998.

b) Represents the historical revenues, costs of sales, and allocated selling, general and administrative expenses that relate directly to the CVS acquired product line for the eight months, prior to acquisition, ended August 31, 1998.

c) Represents the historical revenues, costs of sales and allocated selling, general and administrative expenses that relate directly to the IFM acquired product line for the nine months ended September 30, 1998.

d) Represents the historical results of operations of Stepic for the nine months ended September 30, 1998.

e) Reflects a reduction in net sales for intercompany sales by Horizon to Stepic during the nine months ended September 30, 1998.

f) Cost of goods sold has been increased to reflect the increase in depreciation expense ($6) due to the allocation of a portion of the excess purchase price of the human product line of Norfolk over the fair value of the net assets acquired to machinery and equipment depreciated over an estimated useful life of approximately 7 years.

g) Reflects a reduction in cost of goods sold of $1,027 for intercompany sales by Horizon to Stepic during the nine months ended September 30, 1998.

h) Reflects the increase in selling, general, and administrative expenses due to the following: (i) amortization ($356) of the fair value assigned to patents and non-compete agreements of $6,583 and $250, respectively, obtained in the Norfolk Acquisition over the useful lives of approximately 15 years and 7 years, respectively, (ii) amortization ($45) of the cost over fair value of net assets acquired of Norfolk of $1,797 over a period of 30 years, (iii) amortization ($66) of the cost over fair value of net assets acquired of CVS of $2,628 over a period of 30 years, (iv) amortization ($368) of the cost over fair value of net assets acquired of IFM of $14,700 over a period of 30 years, and
         (v) amortization ($304) of the cost over fair value of net assets acquired of Stepic of $12,163 over a period of 30 years.

i) Reflects an estimate of the historical selling, general and administrative expenses related to the human product line of Norfolk ($133), in addition to the product line's identified costs and expenses.

j) Reflects the net increase in interest expense of $2,695 resulting from additional debt of (i) $9,300 to fund the Norfolk Acquisition, (ii) $4,000 to fund the CVS Acquisition, (iii) $15,000 to fund the IFM Acquisition and (iv) $25,200 to fund the Stepic Acquisition calculated at the Company's current variable rate of interest of 8.5%.

k) Reflects applicable income tax effects of adjustments as well as an adjustment to treat Stepic as a C corporation for income tax purposes.

l) The Chief Executive Officer and the President of the Company did not begin to receive compensation until after completion of the Offering. This reflects the increase in expected compensation over amounts recorded in the historical financial statements associated with contributed services.

m) Reflects the reduction of interest expense ($2,170) resulting from the application of the net proceeds of the Offering to repay debt of the Company.

n) Reflects the removal of the extraordinary gain of $1,100 on the extinguishment of the past warrant repurchase obligation and the extraordinary loss of $83 on early extinguishment of debt.

o) Earnings per common share is calculated by dividing pro forma and as adjusted net income by the weighted average number of common shares outstanding. Such pro forma and as adjusted net income reflects the impact of the adjustments above.

p) Weighted average number of common shares outstanding is calculated based upon the relevant weighted average shares outstanding assuming anti-dilution features which exist and assuming an offering of $3,120,950 shares by the Company as of the beginning of the period for As Adjusted.


PRO FORMA ADJUSTMENTS FOR THE UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET AS OF SEPTEMBER 30, 1998 ARE AS FOLLOWS:

a) Represents the September 30, 1998 historical basis of the assets and liabilities of Stepic which were derived from Stepic's internal records.

b) Gives effect to the Stepic Acquisition including the additional debt to be incurred and/or assumed by the Company to fund the acquisition ($15,829), the elimination of the historical equity of Stepic ($4,416), the recording of a distribution to Stepic shareholder prior to the acquisition ($7,581), and the allocation of the excess purchase price to property, plant, and equipment ($8) and goodwill ($12,163) as if the acquisition had occurred as of September 30, 1998.

c) Reflects the accrual of certain expenses incurred by Stepic as a result of the acquisition by the Company ($1,354) which were reimbursed to the Company by the former shareholders of Stepic after the acquisition.

                                    SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                  Horizon Medical Products, Inc.


Dated:  December 30, 1998         By:       /s/ Mark A. Jewett
                                     ------------------------------------------
                                     Mark A. Jewett, Vice President of Finance